Website Proposal

Prepared for: Tammy: House of Bods Prepared by: TJ Beasley & PJ Leimgruber

July 25, 2014

pj@rankexecutives.com | tj@rankexecutives.com | brent@rankexecutives.com

Rank Executives  250 S Ronald Reagan Blvd, Ste 108  Longwood, FL 32750  T 321-316-4999    tj@rankexecutives.com    www.rankexecutives.com

Executive  Summary

Project Overview

With the potential for success that House of Bods possesses, it is imperative that a basic, functioning and aesthetically pleasing website be developed and implemented in order to convert the visitors on your site into potential clients and possible sales. Rank Executives will provide you with a new, stylish, sleek and easy to use website in order to accomplish the goal of converting traffic clients. We will develop the site, create new graphic art and logos and provide an e-commerce friendly platform so that potential clients can purchase your products with ease.

Initially, we will collect $1,000 up front with the second installment of $3,000 due after the first milestone has been completed and the remaining $3,000 due upon project completion. We will maintain ongoing communication throughout the development of the new website and provide you access to view the site as it is being developed. Revisions can be made throughout the beginning stages, but once the design of the site has been agreed upon there will be no major adjustments or changes (minor tweaks are okay).

The site will be built with a WordPress backend which will provide the functionality and versatility necessary to adapt to the future. We will be redesigning the entire look, feel, and functionality of the site. In addition, we will be adding a dynamic ecommerce platform, WooCommerce that will allow for seamless checkout, product integration, and future growth. The majority of the time in development will be spent on graphic and logo redesign. We look forward to exceeding your expectations.

Your Team

Project Manager

TJ Beasley

Developers Cameron Lott Curt Puckett

Graphic Designer

Cameron Lott

Strategists

P.J. & Brenton Squires

Timeline

The design, development and implementation of this website is estimated to take approximately 4 weeks to complete. This timeline may change slightly, but our goal is to complete the entire site prior to November 15th, 2014. If additional tasks are added to the project we may require more time to design and implement those particular items.

*1st payment due

October 15, 2014: Begin Wireframe, Graphic Design, Logo Customization, Colors & Branding

*2nd Payment Due

October 30, 2014: Completed Site Design, E-Commerce & Checkout Functionality

**Final Payment Due Upon Completion

November 15, 2014: Complete revisions, Check for errors, Debugging, Add Content

E-Commerce Functionality

We will be using WooCommerce as our eCommerce platform for House of Bods. This will allow for a birds-eye view of your stores performance, export sales reports, and more. It has intricate tax and shipping options that can customized to your liking. You can assign “store managers” that can access just the ecommerce portion of the site to manage orders. Best of all it is SEO friendly, meaning it can fully assist your search engine rankings and is, of course written in fully semantic HTML5 markup. We will integrate WooCommerce with your existing PayPal account. To learn more about WooCommerce visit http://www.woothemes.com/woocommerce/

Resources And Materials

Content must be provided on or before the second milestone has been reached in order to be added for project completion. Any images or other media you would like added to the site will have to be provided for implementation. We will add any of the newly designed logos or brand specific media that we create to the site as part of the project development.

Cost & Services Breakdown

The construction of the website for www.HouseOfBods.com will be comprised of 3 basic steps from start to finish, with each being allocated a certain amount of money to be completed. Those steps are as follows:

First payment will be due prior to project is launched, second will be due after the first milestone has been accomplish and the remaining will be due upon project completion.

Summary

With a budget of $7,000 for the development, www.HouseOfBods.com will receive a newly formatted and designed site with built in e-commerce platform, internal blog and the design of a new logo for corporate branding purposes. The cost of each outlined item is broken down above for reference. We require that all materials you wish us to use in the development of the new site be provided up front. Should you want new media to be utilized on the new site, we must be provided that as well. We will happily make changes to the site during the initial development stages, but once a design has been agreed upon there will be no more major design changes will be made to the site.